U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

     FREDERICO                    Dominic                 J.
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   (Last)                           (First)             (Middle)

                             c/o ACE Limited
                  The ACE Building, 17 Woodbourne Avenue
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                                    (Street)

      Hamilton                     HM 08              BERMUDA
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


                      ACE Limited (NYSE: ACE)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year


                   May 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

        President and Chief Operating Officer, ACE Limited
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Ordinary Shares                       2/28/2002      A(1)      V     30,000      A      (1)                      D
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Ordinary Shares                       5/03/2002       P               3,400      A      $37.07   218,376         D
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*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                     (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)    (D)   cisable  Date      Title    Shares  5)       4)        4)       4)
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                                                                                Ordinary
Options to acquire  $43.90  2/28/2002 A(2)  V   82,500       (2)     2/28/2012  Shares     82,500  (2)              D
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                                                                                Ordinary
Options to acquire  $43.90  2/28/2002 A(3)  V   150,000      (3)     2/28/2012  Shares    150,000  (3)    710,000   D
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Explanation of Responses:
(1) Restricted stock award pursuant to ACE Limited 1998 Long-Term Incentive Plan.  Stock vests as follows:  1/4 on the first anniversary of the date of the award, 1/4 on the second anniversary of the date of the award, 1/4 on the third anniversary of the date of the award and 1/4 on the fourth anniversary of the date of the award.
(2) Option award pursuant to ACE Limited 1998 Long-Term Incentive Plan.  Options vest as follows: 1/3 on the first anniversary of the date of the award, 1/3 on the second anniversary of the award, and 1/3 on the third anniversary of the date of the award.
(3) Option award pursuant to ACE Limited 1998 Long-Term Incentive Plan.  Options vest on 02/28/2007.


Signed for Dominic J. Frederico pursuant to a power of attorney on file with the Securities nd Exchange Commission



By:  /s/ Peter Mear                                           June  7, 2002
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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